UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 4, 2010

inVentiv Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-30318	52-2181734
(Commission File Number)	(IRS Employer Identification No.)

500 ATRIUM DRIVE, SOMERSET, NEW JERSEY	08873
(Address of Principal Executive Offices)	(Zip Code)

(800) 416-0555

(Registrant’s Telephone Number, Including Area Code)

(Not Applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On August 4, 2010, inVentiv Health, Inc., a Delaware corporation (the “Company” or “inVentiv”) announced the completion of the merger (the “Merger”) of inVentiv Acquisition, Inc., a Delaware corporation (formerly Papillon Acquisition, Inc.) (“Mergerco”) and an indirect wholly-owned subsidiary of inVentiv Group Holdings, Inc. (formerly Papillon Holdings, Inc.) (“Group Holdings”) with and into the Company, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 6, 2010, as amended, by and among inVentiv, Group Holdings, and Mergerco. As a result of the Merger, the Company is now an indirect wholly-owned subsidiary of Group Holdings, which is owned by private equity funds sponsored by Thomas H. Lee Partners, L.P. (“THL” or the “Sponsor”), management of the Company, certain co-investors, and Liberty Lane IH LLC (“Liberty Lane”, and together with the private equity funds sponsored by THL, management of the Company and certain co-investors, the “Investors”).

The transaction was financed by equity contributions from the Investors, along with a new $525 million senior secured term loan facility, a new senior secured revolving credit facility providing financing of up to $75 million ($5 million of which was drawn at the Closing (as defined below)) and the private placement of $275 million aggregate principal amount of 10% senior notes due 2018. In connection with the closing of the Merger (the “Closing”) and related transactions (together with the Closing, the “Transactions”), the Company terminated its existing $400 million senior unsecured revolving credit facility.

Item 1.01.	Entry into a Material Definitive Agreement.

1. Senior Secured Credit Facilities

Overview

On August 4, 2010, in connection with the Transactions, the Company entered into senior secured credit facilities with Citigroup Global Markets Inc. and Banc of America Securities LLC, each as joint lead arranger and joint bookrunner, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., each as arrangers, co-documentation agents and joint bookrunners, Banc of America Securities LLC, as syndication agent, ING Capital LLC and General Electric Capital Corporation as senior managing agents, and Citibank, N.A. as administrative agent swingline lender and letter of credit issuer (the “Credit Agreement”). The Credit Agreement consists of (a) a $525 million term loan facility (the “Term Loan Facility”) and (b) a $75 million revolving credit facility (the “Revolving Facility” together with the Term Loan Facility, the “Senior Secured Credit Facilities”) of which up to $25 million was available at the closing of the Transactions.

The Company borrowed the full amount available under the Term Loan Facility at Closing and had $25 million available to be borrowed under the Revolving Facility on such date ($5 million of which was drawn at the Closing). The Revolving Facility includes a sub-facility for letters of credit and a sub-facility for borrowings on same-day notice, referred to as the swingline loans. Proceeds of the Term Loan Facility and a portion of the Revolving Facility were, together with other sources of funds, used to finance the Transactions. Proceeds of the Revolving Facility, swingline loans and letters of credit are available following the closing of the Transactions to provide financing for working capital and general corporate purposes.

The Senior Secured Credit Facilities provide that the Company has the right at any time to request an amount of additional loans and commitments up to $150 million and an amount equal to the reductions in the commitments under its Revolving Facility to the extent replaced (with the consent of the affected lenders) with revolving credit commitments with a new, later maturity date. The lenders under these facilities will not be under any obligation to provide any such additional term loans or commitments, and any additional term loans or increase in commitments will be subject to several conditions precedent and limitations.

Interest Rate and Fees

Amounts borrowed under the Senior Secured Credit Facilities will initially bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (i) the prime rate of Citibank, N.A., (ii) 2.75% or (iii) the LIBOR rate plus 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. Initially, the applicable margin percentage for term loans or revolving loans is a percentage per annum equal to (x) for loans based on the LIBOR rate, 4.75%, and (y) for base rate loans, 3.75%. The applicable margin percentage with respect to borrowings under the Revolving Facility will be subject to adjustments based upon the Company’s leverage ratio.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Company is required to pay a commitment fee to the lenders under the Revolving Facility in respect of the unutilized commitments thereunder at an initial rate of 0.75% per annum, subject to reduction based on achievement of certain specified leverage ratios. The Company was required to pay a fee based upon (a) the stated principal amount of each lender with a term loan and (b) the stated principal amount of each lender’s revolving credit commitment upon the funding of the Senior Secured Credit Facilities. The Company will pay customary letter of credit and agency fees.

Upon the consummation of the Transactions, the Company has replaced its existing interest rate swap arrangements with amended interest rate swap arrangements with its existing counterparty and a new counterparty to hedge against interest rate exposure under the Senior Secured Credit Facilities, and may enter into other interest swap arrangements in the future.

Prepayments

The Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with (a) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under the Senior Secured Credit Facilities, (b) commencing with the fiscal year ended December 31, 2011, 50% (which percentage will be reduced to 25% and 0% if the Company’s total leverage ratio is less than a specified ratio) of the Company’s annual excess cash flow (as defined in the Credit Agreement), and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events) by the Company or by its subsidiaries, subject to reinvestment rights and certain other exceptions.

The Company may voluntarily prepay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity

The Term Loan Facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first five years and three quarter years, with the balance payable on the sixth anniversary of the date of Closing. The principal amount outstanding of the loans under the Revolving Facility will be due and payable on the fifth anniversary of the date of Closing.

Guarantees and Security

Certain of our direct and indirect wholly-owned domestic subsidiaries are co-borrowers of the Term Loan Facility and jointly and severally liable for the Term Loan Facility obligations under the Senior Secured Credit Facilities and such obligations will be unconditionally guaranteed by inVentiv Holdings, Inc., a Delaware corporation (“Holdings”), and each of our existing direct and indirect wholly-owned domestic subsidiaries (with certain agreed upon exceptions) and the Revolving Facility obligations will be unconditionally guaranteed by Holdings and each of the existing direct and indirect wholly-owned domestic subsidiaries (with certain agreed upon exceptions) and, in each case, will be required to be guaranteed by certain of the future domestic wholly-owned subsidiaries. All obligations under the Senior Secured Credit Facilities, and the guarantees of those obligations, will be secured, subject to certain exceptions, including that mortgages will be limited to owned real property with a fair market value above a specified threshold, by, with respect to Holdings, a first priority security interest in the capital stock of the Company, and by substantially all of our assets and the assets of our co-borrowers and subsidiary guarantors, including:

•

a first-priority pledge of 100% of the Company’s capital stock and certain of the capital stock or equity interests held by the Company or any subsidiary guarantor (which pledge, in the case of the stock of any foreign subsidiary (each such entity, a “Pledged Foreign Sub”)) (with certain agreed-upon exceptions) and the equity interests of certain U.S. subsidiaries that hold capital stock of foreign subsidiaries and are disregarded entities for U.S. federal income tax purposes (each such entity, a “Pledged U.S. DE”) (with certain agreed-upon exceptions), is limited to 65% of the stock or equity interests of such Pledged Foreign Sub or Pledged U.S. DE, as the case may be), in each case excluding any interests in joint ventures to the extent such a pledge would violate the governing documents thereof and certain other exceptions; and

•	a first-priority security interest in and mortgages on, substantially all other tangible and intangible assets of the Company, the co-borrowers and each subsidiary guarantor.

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of the restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock of the Company or any restricted subsidiary or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to the Company from the restricted subsidiaries;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries;

•	consolidate or merge; and

•	create liens.

In addition, the Credit Agreement requires the Company to comply with financial ratio maintenance covenants consisting of a maximum leverage ratio covenant and a minimum interest coverage ratio covenant. These financial covenants will become more restrictive over time.

The Credit Agreement also contains certain customary affirmative covenants and events of default.

2. Senior Indenture and Senior Notes due 2018

General

On August 4, 2010, in connection with the Transactions, the Company issued $275 million aggregate principal amount of 10% Senior Notes that mature on August 15, 2018 (the “Notes”). The Notes were issued pursuant to an indenture dated August 4, 2010 (the “Indenture”), by and among the Company, the guarantors named therein and Wilmington Trust FSB, as trustee.

Guarantees

The Notes are guaranteed, jointly and severally, on an unsecured senior basis, by each of the Company’s domestic wholly-owned subsidiaries that guarantees the Senior Secured Credit Facilities. Any of the Company’s subsidiaries that is released as a guarantor of the Senior Secured Credit Facilities will automatically be released as a guarantor of the Notes.

Ranking

The Notes are the Company’s unsecured senior obligations and rank senior in right of payment to all of the Company’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Notes; rank equally in right of payment to all of the Company’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes; and are effectively subordinated in right of payment to all of the Company’s existing and future secured debt (including obligations under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Notes.

Similarly, the Note guarantees are the unsecured senior obligations of the guarantors and rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Notes; rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes; and are effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under the Senior Secured Credit Facilities), to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of any subsidiary of a guarantor that is not also a guarantor of the Notes.

Optional Redemption

At any time prior to August 15, 2014, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium (as defined in the Indenture) and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2014, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Pay Notes Percentage
2014	105.000%
2015	102.500%
2016 and thereafter	100.000%

In addition, until August 15, 2013, the Company may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined in the Indenture); provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes (as defined in the Indenture) issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Change of Control

If the Company experiences a Change in Control (as defined in the Indenture), the Company must provide holders of the Notes the opportunity to sell to the Company their notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.

Covenants

The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments;

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets;

•	enter into certain transactions with the Company’s affiliates;

•	restrict any restricted subsidiary from paying dividends or making other distributions; and

•	sell or otherwise transfer certain assets.

Events of Default

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to become or to be declared due and payable.

3. Registration Rights Agreements

On August 4, 2010, the Company entered into registration rights agreements with respect to the Notes (the “Registration Rights Agreements”) described above in Section 2 of this Item 1.01. Pursuant to the Registration Rights Agreements, the Company has agreed that it will use its commercially reasonable efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the Notes as part of an offer to exchange freely tradable exchange notes for the Notes (the “Exchange Offer”).

The Company is required to use its commercially reasonable efforts to (a) file a registration statement with the Securities and Exchange Commission on or before the 270th day following the initial issuance of the Notes and (b) cause such registration statement to be declared effective under the Securities Act of 1933, as amended, on or before the earlier of (i) the 90th day following such filing and (ii) the 360th day following the date of the initial issuance of the Notes or, if required, to have a shelf registration statement declared effective, within 360 days after the issue date of the Notes (or, if later, in the case of a shelf registration statement, within 90 days after the Company’s obligation to file such shelf registration statement arises).

If the Company fails to meet these targets (each, a “registration default”), the annual interest rates on each of the Notes will increase by 0.25%. The annual interest rates on each of the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the original rates. If the Company cures the registration default, the interest rates on each of the Notes will revert to the original level.

4. Stockholders Agreements

On August 4, 2010, simultaneous with the Closing, Group Holdings, inVentiv Midco Holdings, Inc., Holdings, Mergerco and certain stockholders of Group Holdings, including the Investors and the Participating Managers, entered into certain stockholders agreements, including a stockholders agreement and a registration and participation rights agreement (the “Stockholders Agreements”). The Stockholders Agreements contain agreements among the parties with respect to restrictions on the issuance or transfer of shares of capital stock of Group Holdings, including participation rights, registration rights (including customary indemnification provisions) and call options. Any additional persons who acquire shares of, or options to purchase, capital stock of Group Holdings will be required to become a party to one or more of these agreements.

5. Management Agreements

On August 4, 2010, upon completion of the Transactions, the Company entered into a management agreement (the “THL Management Agreement”) with THL Managers VI, LLC, a Delaware limited liability company (“THL Managers”), pursuant to which THL Managers will provide management services to the Company until August 4, 2020, with evergreen one-year extensions thereafter. Pursuant to the THL Management Agreement, affiliates of the Sponsor received aggregate transaction fees of $14.25 million payable on the date of the Closing in connection with the services provided by such entities related to the Transactions. In addition, pursuant to the THL Management Agreement, THL Managers will receive an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million and (b) 1.5% of EBITDA and reimbursement for out-of-pocket expenses incurred by THL Managers. The THL Management Agreement includes customary exculpation and indemnification provisions in favor of THL Managers. The THL Management Agreement is terminable in the event of an initial public offering or a change of control, subject in each case to the payment of a termination fee equal to the net present value (using a discount rate equal to the then yield on U.S. Treasury securities of like maturity) of the annual management fees that would have been payable under the THL Management Agreement through the date of the then applicable scheduled date of termination. The THL Management Agreement is also terminable by THL Managers at any time.

On August 4, 2010, upon completion of the Transactions, the Company entered into a separate management agreement (the “Liberty Lane Management Agreement”, and together with the THL Management Agreement, the “Management Agreements”) with Liberty Lane, pursuant to which Liberty Lane will provide management services to the Company until August 4, 2020, with evergreen one-year extensions thereafter. Pursuant to the Liberty Lane Management Agreement, affiliates of Liberty Lane received aggregate transaction fees of $0.75 million payable on the date of the Closing in connection with the services provided by such entities related to the Transactions. In addition, pursuant to the Liberty Lane Management Agreement, Liberty Lane or its affiliates will receive an aggregate annual management fee in an amount per year equal to $1.0 million and reimbursement for out-of-pocket expenses incurred by Liberty Lane. The Liberty Lane Management Agreement includes customary exculpation and indemnification provisions in favor of Liberty Lane. The Liberty Lane Management Agreement is terminable by Liberty Lane or the Company at any time. The Liberty Lane Management Agreement is also terminable in the event of a change of control.

6. Employment Agreements with R. Blane Walter and David S. Bassin

Employment Agreement with R. Blane Walter

On August 4, 2010, R. Blane Walter, the Company’s Chief Executive Officer, entered into an employment agreement with the Company and Group Holdings. The employment agreement with Mr. Walter has a four-year initial term commencing on the date of the Closing. The agreement provides for an annual base salary of $650,000 (which shall increase to $700,000 following the first anniversary of the Closing, and to $750,000 following the second anniversary of the Closing) and a bonus opportunity of 100% of base salary for achievement of target level of performance, with the opportunity to earn a bonus of up to 200% of base salary for performance above target. Under the agreement, Mr. Walter is entitled to receive stock option grants to purchase 3.25% of the fully diluted common stock of Group Holdings after taking into account the closing. The agreement also provides that in the event of a termination of Mr. Walter’s employment by the Company other than for cause, by Mr. Walter for good reason, due to Mr. Walter becoming disabled, or at the expiration of the term of the agreement following a failure of the Company to extend the agreement’s term, Mr. Walter will be entitled to cash severance equal to two times (or, if such termination occurs within thirteen months after a future change of control and is by the Company other than for cause or by Mr. Walter for good reason, three times) his base salary plus his average annual bonus for the three preceding fiscal years, continuation of health and dental insurance for thirty-six months following termination, and life insurance continuation for eighteen months (or, if such termination occurs within thirteen months of a future change of control and is by the Company other than for cause or by Mr. Walter for good reason, thirty-six months) following termination. In the event that in connection with a future change of control Mr. Walter would receive any parachute payments subject to Code Sections 280G and 4999, his payments would be scaled back such that no amount would be parachute payments unless such a reduction would be less favorable to Mr. Walter on an after-tax basis.

Mr. Walter has also agreed not to engage in competitive activities for one year after the conclusion of his employment, except in no event will he engage in competitive activities prior to the second anniversary of the Closing, and not to solicit or hire any employee of the Company for two years after the conclusion of his employment, except in no event will he solicit or hire any employee of the Company prior to the third anniversary of the Closing.

Amendment to Amended & Restated Employment Agreement with David S. Bassin

On August 4, 2010, David S. Bassin, the Company’s Chief Financial Officer and Secretary, entered into an amendment to his employment agreement with the Company in consideration of the stock options he will be granted to purchase common stock of Group Holdings. Pursuant to this amendment, Mr. Bassin’s target annual bonus will increase to 75% of his base salary, and the maximum annual bonus that Mr. Bassin will be eligible to receive will increase to 150% of his base salary. The amendment also removes Mr. Bassin’s right to full vesting of options and restricted stock upon a change of control and provides that grants of options or other equity-based awards in the stock of Group Holdings at or after Closing will vest in accordance with the terms of the award and the Group Holdings equity plan. After the Closing, Mr. Bassin will have no right to any single-trigger change-of-control payments upon a future change of control. Under the terms of the amendment, if Mr. Bassin’s employment is terminated by the Company without cause or by Mr. Bassin for good reason at any time, he will be entitled to fifty-two weeks of base pay, and the Company will continue to pay its portion of Mr. Bassin’s medical and dental coverage for fifty-two weeks at the same rate it contributed on Mr. Bassin’s termination date. If there is a change of control after the Closing, and Mr. Bassin’s employment is terminated by the Company without cause or by Mr. Bassin for good reason in the two months before or twelve months following such change of control, in addition to the payment and benefits described in the immediately preceding sentence, Mr. Bassin will be entitled to fifty-two weeks of base pay plus the annual average bonus paid to him for the prior two fiscal years. In the event that in connection with a future change of control Mr. Bassin would receive any parachute payment subject to Code Sections 280G and 4999, his payments would be scaled back such that no amount would be parachute payments unless such a reduction would be less favorable to Mr. Bassin on an after-tax basis.

Item 1.02.	Termination of a Material Definitive Agreement.

1. UBS Credit Agreement

On August 4, 2010, the Credit Agreement, dated as of October 5, 2005 (as amended and restated on July 6, 2007) by and among the Company, UBS, AG, Stamford Branch, as administrative agent, issuing bank and collateral agent, UBS Loan Finance LLC as swingline lender, UBS Securities LLC as sole bookmanager and joint lead arranger, Keybank, N.A. and General Electric Capital Corporation as co-documentation agents, and the other lenders party thereto (the “UBS Credit Agreement”), was terminated. The UBS Credit Agreement was a $400 million senior secured term and resolving credit facility. The maturity date of the term loans under the UBS Credit Agreement, as amended, was July 6, 2014, and the maturity date of the revolving loans was July 6, 2013. At August 4 2010, there was an outstanding amount due under the UBS Credit Agreement of approximately $301 million, which was paid in full in connection with the consummation of the Transactions. Under the UBS Credit Agreement, the Company was permitted to designate borrowings as base rate borrowings or LIBOR borrowings. Base rate borrowings accrued interest generally at the greater of the base rate as established by UBS, AG, Stamford Branch or a rate based on federal funds transactions with members of the Federal Reserve System of the United States plus a margin of 0.75%, while LIBOR borrowings accrued interest at a rate equal to adjusted LIBOR plus a margin of 1.75%.

Items 2.01 and 2.03.	Completion of Acquisition or Disposition of Assets/Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated by reference into Item 2.01.

The information set forth in Sections 1 and 2 of Item 1.01 of this Current Report on Form 8-K is incorporated by reference into Item 2.03.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Closing, the Company notified the NASDAQ Stock Market (“NASDAQ”) on August 4, 2010 that the Merger was consummated, pursuant to which inVentiv’s stockholders (other than stockholders who rolled over shares) became entitled to receive $26.05 per share in cash, without interest, less any applicable withholding taxes, for each share of inVentiv common stock. The Company requested that inVentiv common stock be suspended from NASDAQ, effective at the close of market on the date of the Closing, and that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that shares of inVentiv common stock are no longer listed on NASDAQ.

Item 3.03.	Material Modification to Rights of Security Holders.

On August 4, 2010, pursuant to the terms of the Merger Agreement, each share of inVentiv common stock (other than rollover shares) issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $26.05 per share in cash, without interest, less any applicable withholding taxes. Effective immediately upon consummation of the Merger on August 4, 2010, the restated certificate of incorporation and bylaws of the Company were amended and restated. The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

On August 4, 2010, pursuant to the terms of the Merger Agreement, the Investors consummated the Merger. The Company was the surviving corporation in the Merger. As a result of the Merger, the Company is owned by the Investors.

The aggregate purchase price paid for all equity securities of the Company was approximately $875,000,000. The purchase price was funded by the new credit facilities and private offerings of debt securities described in Item 1.01 of this Current Report on Form 8-K, as well as by equity funding from the Investors.

The Investors have entered into an arrangement with respect to the election of directors whereby funds sponsored by THL may designate at least three directors of Group Holdings and certain funds sponsored by THL are each entitled to designate one director of the board of Group Holdings. The information set forth in Section 4 of Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

A copy of the press release issued by the Company on August 4, 2010 announcing the consummation of the Merger is attached as an exhibit hereto and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon consummation of the Merger, each of Eran Broshy, Terrell G. Herring, Mark E. Jennings, Per G.H. Lofberg, A. Clayton Perfall and Craig Saxton ceased to be members of the board of directors of the Company on August 4, 2010. In addition, in connection with the consummation of the Merger, Eran Broshy ceased to be the Company’s Chairman of the Board of Directors.

Following these board resignations on August 4, 2010, five new directors were elected by the Company’s stockholders to the Company’s board of directors: Todd M. Abbrecht, a managing director at THL, Joshua M. Nelson, a managing director at THL, Alexandra L. DeLaite, a vice president at THL, Laura A. Grattan, a vice president at THL and Paul M. Meister, the chief executive officer of Liberty Lane. R. Blane Walter, the chief executive officer of the Company, was reappointed as a member of the board.

As a result of their respective positions with the Investors, one or more of Todd M. Abbrecht, Joshua M. Nelson, Alexandra L. DeLaite, Laura A. Grattan and Paul M. Meister may be deemed to have an indirect material interest in the Management Agreements. Accordingly, the information set forth in Section 5 of Item 1.01 and Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

On August 4, 2010, the Company and Group Holdings entered into an employment agreement with R. Blane Walter. On August 4, 2010, the Company entered into an amendment to an employment agreement with David S. Bassin. The description of the agreements set forth in Section 6 of Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective immediately upon consummation of the Merger on August 4, 2010, the amended and restated certificate of incorporation of the Company as in effect immediately prior to the Merger was amended and restated and, as so amended, became the amended and restated certificate of incorporation of inVentiv, the surviving corporation in the Merger. A copy of the amended and restated certificate of incorporation of inVentiv is attached as an exhibit hereto and is incorporated herein by reference.

On August 4, 2010, following consummation of the Merger, the bylaws of the Company were amended and restated. A copy of the amended and restated bylaws of inVentiv is attached as an exhibit hereto and is incorporated herein by reference.

As amended and restated, the certificate of incorporation and bylaws together set the number of directors constituting the board of directors of the Company at one or more directors. The amended and restated certificate of incorporation also contains a provision limiting directors’ obligations in respect of corporate opportunities and provides that Section 203 of the Delaware General Corporation Law will not apply to the Company. Section 203 restricts transactions between a corporation and an “interested stockholder,” generally defined as stockholders owning 15% or more of the voting stock of the corporation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of inVentiv Health, Inc.

3.2	Amended and Restated Bylaws of inVentiv Health, Inc.

99.1	Press Release, dated August 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTIV HEALTH, INC.

Date: August 5, 2010	By:	/S/ DAVID BASSIN
David Bassin
Chief Financial Officer and Secretary